   As filed with the Securities and Exchange Commission on February 27, 2004
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            LNR PROPERTY CORPORATION
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             6513                            65-0777234
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
                       1601 WASHINGTON AVENUE, SUITE 800
                           MIAMI BEACH, FLORIDA 33139
                                 (305) 695-5500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                              JEFFREY P. KRASNOFF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       1601 WASHINGTON AVENUE, SUITE 800
                           MIAMI BEACH, FLORIDA 33139
                                 (305) 695-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                            DAVID W. BERNSTEIN, ESQ.
                            KATHLEEN L. WERNER, ESQ.
                             CLIFFORD CHANCE US LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreements described in the enclosed prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED            NOTE(1)              PRICE(1)       REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
7.25% Series B Senior Subordinated Notes
  due 2013.................................     $400,000,000             100%             $400,000,000           $50,680
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(f)(2).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2004

PROSPECTUS

                               OFFER TO EXCHANGE

               7.25% SERIES B SENIOR SUBORDINATED NOTES DUE 2013
      WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL
         OUTSTANDING 7.25% SERIES A SENIOR SUBORDINATED NOTES DUE 2013

             ($400,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                            LNR PROPERTY CORPORATION
                    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS
                WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                        , 2004 (UNLESS WE EXTEND THE EXCHANGE OFFER)

     We are offering to exchange our 7.25% Series B Senior Subordinated Notes due 2013 for the identical principal amount of our 7.25% Series A Senior Subordinated Notes due 2013. The aggregate principal amount at maturity of the Series A Notes, and therefore the principal amount at maturity of Series B Notes which would be issued if all the Series A Notes were exchanged, is $400,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended, and therefore the Series B Notes will not be subject to restrictions on transfer which apply to the Series A Notes.

     The Series A Notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. The exchange offer is being made in accordance with the following registration rights agreements: (i) a registration rights agreement dated as of October 29, 2003, among us, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Banc of America Securities LLC and Fleet Securities, Inc.,
(ii) a registration rights agreement dated as of October 29, 2003, between us and Deutsche Bank Securities Inc., and (iii) a registration rights agreement dated as of December 2, 2003, between us and Deutsche Bank Securities Inc. Based on interpretations by the staff of the Securities and Exchange Commission, we believe a holder (other than a broker-dealer who acquired Series A Notes directly from us for resale or an affiliate of ours) may offer and sell Series B Notes issued in exchange for Series A Notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the Series B Notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the Series B Notes.

     Prior to the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop.

     The exchange agent for the exchange offer is U.S. Bank Trust National Association.

     SEE "RISK FACTORS," WHICH BEGIN ON PAGE 7, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                          FORWARD LOOKING INFORMATION

     Some of the statements contained or incorporated by reference in this prospectus are "forward looking statements," as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, the words "believe," "expect," "intend," "anticipate," "will," "may" and similar expressions identify forward looking statements. Forward looking statements inherently involve risks and uncertainties. Factors, among others, that could cause our actual results to differ materially from those anticipated in this prospectus include, but are not limited to:

     - changes in demand for commercial real estate nationally and internationally, in areas in which we own properties, or in areas (including areas outside of the United States) in which properties securing mortgages directly or indirectly owned by us are located;

     - changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due;

     - the cyclical nature of the commercial real estate business;

     - changes in interest rates;

     - changes in the market for various types of real estate based securities;

     - changes in the availability of capital or the terms on which it is available;

     - changes in the availability of qualified personnel;

     - changes in government regulations, including, without limitation, environmental regulations; and

     - other factors described under "Risk Factors," beginning on page 7.

     The reports we file with the SEC describe additional risks and uncertainties which are applicable to our business. You can obtain them as described under "Where You Can Find More Information" on page 49.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes to them, appearing elsewhere, or incorporated by reference, in this prospectus.

                                      LNR

     We are a real estate investment, finance and management company, which structures and makes real estate and real estate-related investments and, through our expertise in developing, repositioning and managing properties and working out underperforming and non-performing commercial loans, seeks to enhance the value of those investments.

     Our real estate investment activities include:

     - Real Estate Properties: acquiring, developing, repositioning, managing and selling commercial and multi-family residential real estate.

     - Real Estate Loans: investing in high-yielding real estate loans and acquiring at a discount portfolios of loans backed by commercial or multi-family residential real estate.

     - Real Estate Securities: investing in unrated and non-investment grade rated commercial mortgage-backed securities, or CMBS, as to which we have the right to be special servicer (i.e., to oversee workouts of underperforming and non-performing loans).

     We adjust our investment focus from time to time to adapt to changes in markets and phases of the real estate cycle.

     We are a Delaware corporation, with our principal executive offices at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Our main telephone number at those offices is (305) 695-5500.

     You can obtain more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, and other reports we file with the SEC. See "Where You Can Find More Information" on
page   .

                              RECENT DEVELOPMENTS

     On January 27, 2004, we acquired The Newhall Land and Farming Company ("Newhall"), through a joint venture entity 50% owned by us and 50% owned by Lennar Corporation, for approximately $1.0 billion. Newhall is primarily engaged in the planning and development of the Valencia and Newhall Ranch communities in Los Angeles County, California. It owns over 48,000 acres of land in California, including 34,000 acres in northern Los Angeles County, primarily related to real estate and agricultural operations. Simultaneously with the closing of the Newhall transaction, we purchased existing income producing commercial assets from Newhall for approximately $217 million and Lennar agreed to purchase, and obtained options to purchase, homesites from Newhall.

     In November 2003, we and Lennar formed LandSource Communities Development LLC ("LandSource"), to acquire and act as a holding company for several property development entities that had been 50% owned by us and 50% owned by Lennar. We and Lennar contributed our interests in these property development entities to LandSource in exchange for 50% interests in LandSource.

     The funds for the purchase of Newhall came from capital contributions of approximately $200 million each from Lennar and from us, $400 million of borrowings under a $600 million senior credit facility secured by the assets of Newhall and LandSource (which will also be a source of working capital), and the $217 million we paid for the purchase of the income producing commercial assets. We are not obligated with regard to the borrowings of Newhall and LandSource, except that we and Lennar have committed to complete any property development commitments on which Newhall or LandSource default and have guaranteed that, in the event of fraud or similar unlawful activities by the borrowers, or distributions by the borrowers that are not permitted by the loan documents, we will pay the lenders the amount of any resulting damages they suffer and we will pay anything that is required to reduce the loan balances to specified percentages of the appraised values of the properties that secure the borrowings.

                         ISSUANCE OF THE SERIES A NOTES

     On October 29, 2003, we sold $300 million aggregate principal amount of 7.25% Series A Senior Subordinated Notes due 2013 ("Series A Notes") to Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Banc of America Securities LLC and Fleet Securities Inc., as initial purchasers, pursuant to a Purchase Agreement dated October 15, 2003, among those parties and us.

     On October 29, 2003, we sold an additional $50 million aggregate principal amount of Series A Notes to Deutsche Bank Securities Inc., as initial purchaser, pursuant to a Purchase Agreement dated October 22, 2003, between Deutsche Bank Securities Inc. and us.

     On December 2, 2003, we sold an additional $50 million aggregate principal amount of Series A Notes to Deutsche Bank Securities Inc., as initial purchaser, pursuant to a Purchase Agreement dated November 17, 2003, between Deutsche Bank Securities Inc. and us.

     Each of the initial purchasers subsequently resold the Series A Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. We and the initial purchasers entered into registration rights agreements pursuant to which we agreed to offer to exchange Series B Notes for the Series A Notes and also granted holders of Series A Notes rights under certain circumstances to have resales of Series A Notes registered under the Securities Act. The exchange offer is intended to satisfy our principal obligations under the registration rights agreements. See "The Exchange Offer -- Purpose and Effects."

     We issued the Series A Notes under an indenture dated as of October 29, 2003, between us and U.S. Bank Trust National Association, as trustee. The Series B Notes also are being issued under that indenture and are entitled to the benefits of the indenture. The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, the global certificate (and any individual certificates) will not bear legends describing restrictions on transferring the Notes represented by such global certificates, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreements intended for the holders of unregistered securities. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering" and "Description of the Series B Notes."

     The proceeds we received from the issuance of the Series A Notes were used to retire our 10 1/2% Senior Subordinated Notes Due 2009 (including payment of redemption premium and accrued interest), to repay secured senior debt and for general corporate purposes. We will receive no proceeds from the exchange of Series B Notes for the Series A Notes pursuant to the exchange offer.

     When we refer to "the Notes" in this prospectus, we refer to both the Series A Notes and the Series B Notes, unless it is clear from what we are saying that the term refers only to a particular series of Notes.

                               THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange our 7.25% Series B
                                 Senior Subordinated Notes due 2013 for
                                 identical principal amounts of our 7.25% Series
                                 A Senior Subordinated Notes due 2013. At the date of this prospectus, $400 million aggregate principal amount of Series A Senior
                                 Subordinated Notes are outstanding. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

Expiration of Exchange
Offer.........................   5:00 p.m., New York time, on           , 2004,
                                 unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See "The Exchange
                                 Offer -- Expiration Date; Extension;
                                 Termination; Amendments." We expect that after the expiration date, there will be a subsequent exchange offering period of up to twenty business days (but in no event beyond May 29, 2004).

Conditions of the Exchange
Offer.........................   The exchange offer is not conditioned upon any
                                 minimum principal amount of Series A Notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

Accrued Interest on the Series
A Notes.......................   The Series B Notes will bear interest at the
                                 rate of 7.25% per annum from and including their date of issuance. When the first interest payment is made with regard to the Series B
                                 Notes, we will also pay interest on the Series
                                 A Notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid to, but not including, the day the Series B Notes are issued. Interest on the Series A Notes which are exchanged will cease to accrue on the day prior to the day on which the Series B Notes are issued. See "Description of the Series B
                                 Notes."

Procedures for Tendering
Series A Notes................   A holder of Series A Notes who wishes to accept
                                 the exchange offer must (1) complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained in the section of this prospectus captioned "The Exchange Offer -- Procedures for
                                 Tendering" and in the letter of transmittal, and (2) deliver the letter of transmittal, or a facsimile, together with any other required documentation to the exchange agent at the address set forth in "The Exchange Offer --
                                 Exchange Agent." Series A Notes must be
                                 delivered by confirmation of book-entry
                                 delivery of the Series A Notes to the exchange agent's account at The Depository Trust Company
                                 ("DTC"). By executing a letter of transmittal, a holder will represent to us that, among other things, the person acquiring the Series B Notes will be doing so in the ordinary course of the person's business, whether or not the person is the holder, that neither the holder nor any other person (i) is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B Notes,
                                 (ii) is an initial purchaser who acquired
                                 Series A Notes
                                 from us in the initial offering of those Notes, or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives Series B Notes for its own account in exchange for Series A
                                 Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The
                                 Exchange Offer -- Procedures for Tendering" and
                                 "Sales of Series B Notes Received by
                                 Broker-Dealers."

Guaranteed Delivery
Procedures....................   Eligible holders of Series A Notes who wish to
                                 tender their Series A Notes but who cannot deliver their Series A Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A Notes according to the guaranteed delivery procedures described in the letter of transmittal. See "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Acceptance of Series A Notes
and Delivery of Series B
Notes.........................   Upon satisfaction or waiver of all conditions
                                 to the exchange offer, we will accept any and all Series A Notes that are properly tendered and not properly withdrawn in response to the exchange offer prior to 5:00 p.m., New York
                                 City time, on the expiration date. The Series B
                                 Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes. See "The Exchange
                                 Offer -- Procedures for Tendering."

Withdrawal Rights.............   Tenders of Series A Notes may be withdrawn at
                                 any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

The Exchange Agent............   U.S. Bank Trust National Association is the
                                 exchange agent. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned "The
                                 Exchange Offer -- Exchange Agent."

Fees and Expenses.............   We will bear the expenses of soliciting tenders
                                 pursuant to the exchange offer. We will also pay any transfer taxes, if any, applicable to the exchange of Series A Notes for Series B
                                 Notes pursuant to the exchange offer. See "The
                                 Exchange Offer -- Fees and Expenses."

Resales of the Series B
Notes.........................   Based on interpretations by the staff of the
                                 SEC set forth in no-action letters issued to third parties, we believe Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by the holder
                                 (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The
                                 Exchange Offer -- Purpose and Effects" and
                                 "Sales of Series B Notes Received By
                                 Broker-Dealers."

                               THE SERIES B NOTES

     The exchange offer applies to $400 million aggregate principal amount of Series A Notes. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and rights relating to the exchange of the Series A Notes for Series B Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture under which both the Series A Notes were, and the Series B Notes will be, issued. See "Description of the Series B Notes."

Securities Offered............   $400,000,000 aggregate principal amount of
                                 7.25% Series B Senior Subordinated Notes due
                                 2013.

Maturity Date.................   October 15, 2013.

Interest Payment Dates........   Payable semi-annually on April 15 and October
                                 15 of each year, beginning on April 15, 2004.

Sinking Fund..................   None.

Ranking.......................   The Notes are our unsecured senior subordinated
                                 obligations. The Notes rank junior in right of payment to all of our existing and future senior indebtedness and rank equal in right of payment to our existing and future senior subordinated indebtedness. We are not restricted by the Notes from incurring additional senior or senior subordinated indebtedness, except that we may not incur indebtedness that, when incurred, would cause the ratio of our EBITDA to fixed charges to be less than a specified ratio, or cause particular types of our indebtedness to exceed specified multiples of our net worth, or our net worth plus subordinated indebtedness. In addition, we and our subsidiaries have significant ability to grant liens. The Notes are in effect subordinate to the obligations of our subsidiaries and to our obligations that are secured to the extent of the security. At
                                 November 30, 2003, after giving effect to the sale of the Series A Notes and the application of the proceeds of the sale, we had $220.7 million of senior indebtedness.

Optional Redemption...........   We may redeem some or all of the Notes at any
                                 time on or after October 15, 2008 at the redemption prices set forth in this prospectus, plus accrued but unpaid interest. We may also redeem a portion of the Notes on or prior to October 15, 2006 in connection with Public
                                 Equity Offerings. See "Description of the
                                 Series B Notes -- Redemption."

Change in Control Offer.......   If a change in control of our company occurs,
                                 we must give holders of the Notes the
                                 opportunity to sell us their Notes at 101% of their face amount, plus accrued but unpaid interest. See "Description of the Series B
                                 Notes -- Right to Require Purchase of Notes upon a Change in Control."

Certain Indenture
Provisions....................   The Indenture governing the Notes contains
                                 covenants limiting our and some of our
                                 subsidiaries' ability to incur indebtedness, issue preferred stock of subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, make certain other restricted payments, incur indebtedness that is subordinate in right of payment to any senior indebtedness but senior in right of payment to the Notes, merge or consolidate with another person, or sell, lease or otherwise dispose of all or substantially all of our assets. These covenants are subject to important limitations, exceptions and qualifications. See "Description of The Series B Notes -- Certain Covenants.

Risk Factors..................   See "Risk Factors" and other information in
                                 this prospectus and the documents incorporated by reference into it for discussions of factors you should consider particularly carefully before deciding to invest or continuing to invest in the Notes.

                                  RISK FACTORS

     Our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, which is incorporated by reference into this prospectus, contains a discussion of factors of which you should be aware before purchasing the Notes. In addition, you should consider the following factors if you are considering an investment in the Notes.

IF YOU FAIL TO EXCHANGE YOUR SERIES A NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND YOU MAY EXPERIENCE DIFFICULTY SELLING THEM FOLLOWING THE EXCHANGE OFFER

     Series A Notes which you do not tender in the exchange offer will continue to be restricted securities. After the completion of the exchange offer, we will not have any further obligation to issue Series B Notes to you in exchange for your Series A Notes. You may not offer or sell Series A Notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of Series A Notes will elect to exchange those notes for Series B Notes, and that most potential investors in the Notes will prefer to purchase registered Series B Notes rather than unregistered Series A Notes, you may experience difficulty selling your Series A Notes following the exchange offer.

WE ARE SUBJECT TO RISKS FROM HAVING SIGNIFICANT INDEBTEDNESS

     We use borrowings to finance almost all the investments we make. At November 30, 2003, we had total indebtedness of $1,382.8 million, which was approximately 57% of our debt and stockholders' equity. In addition, we had guaranteed $46.2 million of debt of entities that are not subsidiaries (and which, therefore, is not reflected in our consolidated financial statements). While this leverage substantially increases the potential returns on our cash invested, it exposes us to increased risks if, because of changes in market conditions, changes in interest rates or for any other reason, the value of our investments declines.

OUR OBLIGATIONS UNDER THE NOTES ARE UNSECURED, ARE SUBORDINATE TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS, AND ARE STRUCTURALLY SUBORDINATE TO SUBSIDIARY DEBT

     The Notes are unsecured and are subordinate in right of payment to all of our existing and future Senior Indebtedness. At November 30, 2003, after giving effect to the retirement of Senior Indebtedness with proceeds of the issuance of the Series A Notes, we had $220.7 million of Senior Indebtedness outstanding, including $158.7 million of our subsidiaries' debt which we guaranteed. There is no restriction in the Indenture governing the Notes on our ability to incur additional Senior Indebtedness, except that we may not incur indebtedness that, when incurred, would cause the ratio of our EBITDA to fixed charges to exceed a specified ratio, or cause particular types of our indebtedness to exceed specified multiples of our net worth, or our net worth plus subordinated indebtedness. For a description of the types of obligations that are Senior Indebtedness, see "Description of the Series B Notes -- Subordination."

     In addition, we are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries. Accordingly, we are dependent upon receipt of dividends or advances from our subsidiaries to be able to meet our debt obligations, including our obligations under the Notes. The Notes are not guaranteed by our subsidiaries and our subsidiaries are not obligated to pay dividends or make advances to us in respect of the Notes. A significant amount of our consolidated indebtedness was indebtedness of our subsidiaries, including $244.3 million principal amount which we had not guaranteed (as well as indebtedness which we had guaranteed and which, therefore, was Senior Indebtedness) at November 30, 2003, after giving effect to the retirement of Senior Indebtedness with proceeds of the issuance of the Series A Notes. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. Therefore, even liabilities which are not Senior Indebtedness, and preferred stock, of subsidiaries will, in effect, be senior in right of payment to the Notes with regard to the assets of those subsidiaries. This can substantially reduce the portion of our consolidated assets which are available for payment of the Notes. Also, any agreements of subsidiaries which prohibit or limit the subsidiaries' payment of dividends or advances will eliminate or reduce our access to cash flows of those subsidiaries to pay interest or principal with regard to the Notes.

HOLDERS OF OUR SECURED DEBT COULD FORCE US TO DO THINGS THAT MIGHT NOT BE IN OUR BEST INTERESTS

     A substantial amount of our debt (including reverse repurchase obligations) was incurred to purchase particular assets and is secured by those assets. Almost all our secured debt is either Senior Indebtedness or indebtedness of subsidiaries that must be paid before the subsidiaries' assets can be used to pay the Notes and other senior subordinated debt. Therefore, holders of our secured debt probably would have to be paid before we could access assets that secure it to make payments with regard to the Notes, even if those assets were not subject to liens. However, if we have difficulty meeting our obligations with regard to secured debt, or if the value of the collateral for some of our secured debt fell below required levels, we might be required either to give previously unencumbered assets as additional collateral or to sell assets at times when it might not be opportune for us to do so.

IF WE EXPERIENCE A CHANGE IN CONTROL, WE MAY BE UNABLE TO PURCHASE THE NOTES AS REQUIRED UNDER THE INDENTURE

     Upon a change in control, each holder of Notes will have the right to require us to repurchase the holder's Notes. If there were a change in control, but we did not have sufficient funds to pay the repurchase price for all the Notes that are tendered, that failure would constitute an event of default under the Indenture governing the Notes. In addition, a change in control would breach a covenant under our existing revolving credit facility and is otherwise restricted by that facility, and may be prohibited or limited by, or create an event of default under, other agreements relating to borrowings into which we may enter from time to time. The borrowings under the revolving credit facility are, and other borrowings are likely to be, Senior Indebtedness. Therefore, a change in control at a time when we cannot pay for Notes that are tendered as a result of the change in control could result in holders of Notes' receiving substantially less than the principal amount of the Notes. See "Description of the Series B Notes -- Right to Require Purchase of Notes upon a Change in Control."

THERE IS NO PUBLIC MARKET FOR THE NOTES

     There is currently no public market for the Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Historically, the market for non-investment grade debt such as the Notes has been subject to disruptions that have caused substantial volatility in their prices. There can be no assurance that if a market for the Notes develops, that market will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of Series B Notes in exchange for Series A Notes pursuant to the exchange offer. We used the net proceeds from the sale of the Series A Notes to retire our 10 1/2% Senior Subordinated Notes Due 2009 (including payment of redemption premium and accrued interest), to repay secured senior debt and for general corporate purposes.

                            ABSENCE OF PUBLIC MARKET

     The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Although the Initial Purchasers have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, market-making activities may be limited during the exchange offer or the pendency of a shelf registration statement required by the registration rights agreements, if it is filed. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of notes.

                 SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

     The following table presents selected consolidated condensed financial data for us and our subsidiaries which has been derived from our consolidated financial statements. Due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for Impairment or Disposal of Long Lived Assets, effective December 1, 2002, the financial statements for the year ended November 30, 2002 and prior years have been restated to reflect the impact of the reclassification of several operating properties disposed of after November 30, 2002 as discontinued operations. SFAS No. 144 requires us to present all operating properties we sell or classify as held for sale after November 30, 2002, separately on our balance sheet, and to reflect such properties as discontinued operations in our statements of earnings. Prior periods have been restated for comparative purposes. The following financial information should be read in conjunction with our Annual Report on Form 10-K for fiscal year ended November 30, 2003, which is incorporated by reference into this prospectus.

                 SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

                                                           AS OF NOVEMBER 30,
                                       ----------------------------------------------------------
                                          2003        2002        2001        2000        1999
                                       ----------   ---------   ---------   ---------   ---------
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Revenues and other operating income:
  Real estate properties.............  $  190,879     180,252     205,347     211,054     191,828
  Real estate loans..................      51,827      44,848      52,150      80,507      45,483
  Real estate securities.............     191,932     225,206     214,290     176,435     107,315
                                       ----------   ---------   ---------   ---------   ---------
     Total revenues and other
       operating income..............  $  434,638     450,306     471,787     467,996     344,626
                                       ==========   =========   =========   =========   =========
Interest expense.....................  $  102,254      92,054     109,742     120,722      83,199
Earnings from continuing operations,
  net of tax.........................  $   81,169     140,192     133,402     114,392      94,608
Earnings from discontinued
  operations, net of tax.............      28,413       3,686       1,711       1,479         952
                                       ----------   ---------   ---------   ---------   ---------
       Net earnings..................  $  109,582     143,878     135,113     115,871      95,560
                                       ==========   =========   =========   =========   =========
Earnings per share -- basic:
  From continuing operations.........  $     2.77        4.19        4.00        3.42        2.66
  From discontinued operations.......        0.97        0.11        0.05        0.04        0.02
                                       ----------   ---------   ---------   ---------   ---------
       Net earnings..................  $     3.74        4.30        4.05        3.46        2.68
                                       ==========   =========   =========   =========   =========
Earnings per share -- diluted:
  From continuing operations.........  $     2.64        4.04        3.82        3.28        2.61
  From discontinued operations.......        0.93        0.11        0.05        0.04        0.02
                                       ----------   ---------   ---------   ---------   ---------
       Net earnings..................  $     3.57        4.15        3.87        3.32        2.63
                                       ==========   =========   =========   =========   =========
Cash dividends per share:
  Common stock.......................  $     0.05        0.05        0.05        0.05        0.05
  Class B common stock...............  $    0.045       0.045       0.045       0.045       0.045

                                                           AS OF NOVEMBER 30,
                                       ----------------------------------------------------------
                                          2003        2002        2001        2000        1999
                                       ----------   ---------   ---------   ---------   ---------
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
EBITDA(1)............................  $  333,240     340,414     347,332     329,246     242,964
Cash flows provided by (used in):
  Operating activities...............  $   78,638      71,131     115,907     121,726     110,316
  Investing activities...............  $  265,161      63,374     (83,843)   (150,619)   (404,590)
  Financing activities...............  $ (319,843)   (135,372)    (27,472)     22,292     274,444
FINANCIAL POSITION
  Total assets.......................  $2,633,014   2,834,874   2,836,647   2,348,856   2,283,001
  Assets by business segment:
     Real estate properties..........  $1,053,839   1,123,214   1,037,098   1,153,608   1,290,149
     Real estate loans...............  $  468,394     441,652     398,614     314,162     274,694
     Real estate securities..........  $1,015,113   1,248,709   1,355,923     826,092     640,791
  Total debt.........................  $1,382,786   1,339,962   1,318,392   1,382,059   1,382,124
  Stockholders' equity...............  $1,050,867   1,126,156   1,119,169     778,444     710,332
  Stockholders' equity per share.....  $    35.36       34.15       32.54       22.75       20.18
  Shares outstanding:
     Common stock....................      19,941      23,189      24,445      24,215      25,142
     Class B common stock............       9,775       9,784       9,949       9,999      10,058
                                       ----------   ---------   ---------   ---------   ---------
       Total.........................      29,716      32,973      34,394      34,214      35,200
                                       ==========   =========   =========   =========   =========

---------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt, and is calculated as follows:

                                                            YEARS ENDED NOVEMBER 30,
                                                ------------------------------------------------
                                                  2003      2002      2001      2000      1999
                                                --------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Continuing operations:
Earnings......................................  $ 81,169   140,192   133,402   114,392    94,608
Add back:
Income tax expense............................    38,285    66,918    70,136    51,112    34,732
Interest expense..............................   102,254    92,054   109,742   120,722    83,199
Depreciation expense..........................    21,256    21,395    24,545    35,519    27,018
Amortization expense..........................     9,465     5,665     5,228     3,693       762
Loss on early extinguishment of debt..........    28,672        --        --        --        --
                                                --------   -------   -------   -------   -------
EBITDA from continuing operations.............   281,101   326,224   343,053   325,438   240,319
                                                ========   =======   =======   =======   =======
Discontinued operations:
Earnings......................................    28,413     3,686     1,711     1,479       952
Add back:
Income tax expense............................    18,166     2,357     1,094       945       608
Interest expense..............................     3,093     4,556       752       765       710
Depreciation expense..........................     2,467     3,591       722       619       375
                                                --------   -------   -------   -------   -------
EBITDA from discontinued operations...........    52,139    14,190     4,279     3,808     2,645
                                                --------   -------   -------   -------   -------
  EBITDA......................................  $333,240   340,414   347,332   329,246   242,964
                                                ========   =======   =======   =======   =======

     Our management uses EBITDA as a supplemental measure for making decisions and believes it provides relevant information about our operations and our ability to service debt, to make investments and to fund other items as needed and, along with net earnings, is useful in understanding our operating results. Also, many of our debt instruments have covenants relating to our EBITDA or similar measures. Our management believes investors may find information about our EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by changes in EBITDA. Because of the nature of our business, we believe net earnings (consisting of earnings from continuing operations, net of tax and earnings from discontinued operations, net of tax) is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both as determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding our financial performance. Because EBITDA is not a measure governed by generally accepted accounting principles, there are no required standards for calculating EBITDA. Therefore, EBITDA as calculated by us may not be comparable to similarly titled measures employed by other companies.

                                 CAPITALIZATION

     The table below shows our capitalization at November 30, 2003. The exchange of Series B Notes for Series A Notes will not affect this capitalization, except that at least some of the 7.25% Notes will be Series B Notes instead of Series A Notes.

                                                               NOVEMBER 30, 2003
                                                               -----------------
                                                                (IN THOUSANDS)
DEBT:
Short-term debt, including current portion of long-term
  debt(1)...................................................      $   29,106
Unsecured revolving credit facility(2)......................              --
Long-term debt (net of current portion):
  Secured revolving credit facilities(3)....................          98,786
  Other long-term debt(4)...................................         275,057
10 1/2% Senior Subordinated Notes Due 2009 (net of $445
  discount).................................................          44,837
5.5% Contingent Convertible Senior Subordinated Notes Due
  2023......................................................         235,000
7.625% Senior Subordinated Notes Due 2013...................         350,000
7.25% Senior Subordinated Notes Due 2013(5).................         350,000
                                                                  ----------
  Total debt................................................       1,382,786
STOCKHOLDERS' EQUITY:
Common stock, $.10 par value, 150,000 shares authorized,
  19,941 shares issued and outstanding......................           1,994
Class B common stock, $.10 par value, 40,000 shares
  authorized, 9,775 shares issued and outstanding...........             977
Additional paid-in capital..................................         459,378
Retained earnings...........................................         538,799
Unamortized value of restricted stock grants................         (28,890)
Accumulated other comprehensive earnings....................          78,609
                                                                  ----------
  Total stockholders' equity................................       1,050,867
                                                                  ----------
  Total capitalization......................................      $2,433,653
                                                                  ==========

---------------

(1) Short-term debt consists of $8.1 million of borrowings under reverse repurchase obligation (repo) facilities secured by B-notes and $18.4 million of mortgage notes secured by operating properties and land. The current portion of long-term debt at November 30, 2003 as $2.6 million.

(2) This facility permits up to $400 million of borrowings as of November 30, 2003.

(3) These facilities are secured by CMBS and mortgages.

(4) Other long-term debt consists of mortgage notes secured by operating properties and land.

(5) Does not include $50.0 million principal amount of 7.25% notes issued on December 2, 2003 at a price of 100.5%, proceeds of which were used primarily to redeem the remaining 10 1/2% Senior Subordinated Notes due 2009.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of our earnings to our fixed charges for each of the years in the five-year period ended November 30, 2003.

                                                                  YEARS ENDED NOVEMBER 30,
                                                              --------------------------------
                                                              2003   2002   2001   2000   1999
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(1).......................  2.2x   3.4x   2.8x   2.2x   2.2x

---------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations, including amortization of original issue discount (we did not have any material capitalized lease obligations during the periods presented).

     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

     Because of Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, to which we became subject beginning in the first quarter of fiscal 2003, whenever we sell, or categorize as held for sale, a commercial real estate property that has its own operations and cash flows, we must reclassify the current and prior period revenues and expenses of that property from continuing to discontinued operations and treat the gain or loss on sale of that property as income or loss from discontinued operations. This has the effect of removing the earnings (including the gain or loss from sale) and the fixed charges related to the property from the calculation of the ratio of earnings to fixed charges, both for the current period and for all prior periods. Through November 30, 2003, the application of SFAS No. 144 had only a minimal effect on the ratio of earnings to fixed charges for prior periods. However, the effect of SFAS No. 144 on the ratio for prior periods may become more significant as we sell more properties and are required to restate prior periods for comparative purposes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS

     We issued Series A Notes on October 29, 2003 and December 2, 2003 to initial purchasers, who resold the Series A Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to non-U.S. persons in accordance with Regulation S under the Securities Act. In connection with the sale of the Series A Notes, we and the initial purchasers entered into registration rights agreements pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange Series B Notes for the Series A Notes by February 28, 2004. In addition, we agreed to use our best efforts to cause the registration statement to become effective under the Securities Act by April 29, 2004 and to issue the Series B Notes pursuant to the exchange offer. A copy of each of the registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.

     The exchange offer is being made pursuant to the registration rights agreements. When we complete the exchange offer, we will have no further obligation to register Notes. Therefore, holders of Series A Notes who do not tender their Series A Notes or whose Series A Notes are not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Series A Notes.

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe the Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as set forth below) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the Series B Notes in the ordinary course of the holder's business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series B Notes.

     If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation,
(1) the position of the staff of the SEC enunciated in the no-action letters would not be applicable to that person and (2) that person would probably be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the Series B Notes.

     Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those Series B Notes. See "Sales of Series B Notes Received by Broker-Dealers."

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Series B Notes with addresses in any jurisdiction in which the exchange offer or the issuance of Series B Notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the Series A Notes and their respective counsel in connection with the registration or qualification of, the Series B Notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the Series B Notes in those jurisdictions.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which they are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer. However, Series A Notes may be tendered only in multiples of $1,000. See "Description of the Series B Notes."

     The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes, except that (1) the Series B Notes will be registered under the Securities Act and therefore will not bear legends regarding restrictions on transfer and (2) because the Series B Notes will be registered, holders of Series B Notes will not be entitled to rights under the registration rights agreements intended for holders of unregistered securities.

     Series A Notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreements.

     We will be deemed to accept all the Series A Notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us.

     If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
               , 2004, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term "expiration date" will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Immediately after the expiration date, we will accept all Series A Notes that have been properly tendered and not withdrawn.

     We expect that on the day after the expiration date, we will institute a subsequent exchange offering period of up to 20 business days (but not beyond May 29, 2004), during which we will accept Series A Notes as they are tendered. We will notify the exchange agent of any subsequent exchange offering period and will make a public announcement of it not later than 9:00 a.m., New York City time, on the business day after the expiration date.

TERMINATION OF CERTAIN RIGHTS

     The registration rights agreements provide that, with certain exceptions, if (1)(A) the exchange offer registration statement has not been filed with the SEC on or prior to February 28, 2004, or (B) a shelf registration statement has not been filed with the SEC on or prior to the 30th day after a shelf notice is delivered under any of the registration rights agreements; (2)(A) the exchange offer Registration Statement has not been declared effective on or prior to April 29, 2004, or (B) a shelf registration statement has not been declared effective on or prior to the 75th day following a shelf registration filing date; (3)(A) the exchange offer is not consummated on or prior to May 29, 2004, or (B) after a shelf registration statement has been declared effective, the shelf registration statement ceases to be effective or usable in connection with resales of the notes at any time when we are obligated by the registration rights agreements to maintain its effectiveness (each event referred to in clauses (1) through (3) above being a "registration default"), the interest rate on all the Notes will be increased by one quarter of one percent per annum when the registration default occurs and will increase by an additional one quarter of one percent at the end of each 90 days that there continues to be a registration default, with an aggregate maximum increase in the interest rate equal to one percent per annum. Following the cure of all registration defaults, the accrual of additional interest will cease.

     Holders of Series B Notes will not be and, upon consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreements intended for holders of Series A Notes which are restricted as to transferability. The exchange offer will be deemed consummated when we deliver to the exchange agent Series B Notes in the same aggregate principal amount as that of the Series A Notes which are validly tendered and not withdrawn.

PROCEDURES FOR TENDERING

     Only a holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must complete, sign and date the letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of one, together with the Series A Notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent's account at DTC in accordance with DTC's transfer procedure. Because the only outstanding Notes are Global Notes held by DTC, all tenders of Series A Notes must be made in that manner. Even though delivery of Series A Notes is effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a facsimile of one), with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its addresses as set forth under the caption
"-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivering Series A Notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

     If the letter of transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering Series A Notes, a holder will be representing to us that the person who will acquire the Series B Notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person's business and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the Series B Notes or is an "affiliate" of ours (as defined in Rule 405 under the Securities Act). If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

          (a) The tender is made through an eligible institution;

          (b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, or confirmation of a book-entry transfer into the exchange agent's account at DTC and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

          (c) Confirmation of a book-entry transfer into the exchange agent's account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise described below, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, unless the Series A Notes have already been accepted for exchange, except that Series A Notes tendered during the subsequent exchange offering period, if there is one, may not be withdrawn.

     To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Series A Notes have been accepted for exchange by us. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Series A Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those Series A Notes unless they are validly re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

     We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, Series B Notes or Series A Notes for principal amounts which are not tendered or accepted for exchange are to be issued in the name of, a person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return certificates evidencing Series A Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of the Series A Notes for the Series B Notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a Series B Note; (2) the holding period of the Series B Note should include the holding period of the Series A Note for which it is exchanged; and
(3) the adjusted tax basis of the Series B Note should be the same as the adjusted tax basis of the Series A Note for which it is exchanged, immediately before the exchange. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a Series B Note should have the same issue price as a Series A Note and a U.S. Holder should have the same adjusted basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange. A "U.S. Holder" means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

CONSEQUENCES OF FAILURE TO EXCHANGE SERIES A NOTES

     If a holder does not exchange Series A Notes for Series B Notes in response to the exchange offer, the Series A Notes will continue to be subject to the restrictions on transfer described in the legend on the global certificate (or any individual certificates) evidencing the Series A Notes, and will not have the benefit of any agreement by us to register Series A Notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

     Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their Series A Notes. Holders of Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT

     The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B Notes.

EXCHANGE AGENT

     U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

         BY FACSIMILE:               BY OVERNIGHT COURIER:        BY REGISTERED OR CERTIFIED
                                                                             MAIL:
        (212) 361-2893             U.S. Bank Trust National
     Attn: Beverly Freeney                Association              U.S. Bank Trust National
                                  100 Wall Street, Suite 1600             Association
                                      New York, NY 10005          100 Wall Street, Suite 1600
                                     Attn: Beverly Freeney            New York, NY 10005
                                                                     Attn: Beverly Freeney

     Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

                       DESCRIPTION OF THE SERIES B NOTES

     We issued the Series A Notes, and will issue the Series B Notes, under an Indenture (the "Indenture") dated October 29, 2003, between us and U.S. Bank Trust National Association, as trustee (the "Trustee"). The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to certain rights under the registration rights agreements intended for the holders of unregistered securities. We have summarized in this section the principal terms of the Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the Series B Notes for additional information before you decide to invest in the Series B Notes because they, and not this description, define your rights as holders of the Series B Notes. You may request copies of these documents at our address shown under the caption "Incorporation by Reference" on
page   of this prospectus. The Indenture is subject to, and governed by, the
Trust Indenture Act of 1939, as amended (the "TIA"). Any Series A Notes that remain outstanding after the completion of the exchange offer, together with the Series B Notes, will be treated as a single series of securities under the Indenture. Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of the Series B Notes," "LNR," "we," "our" or "us" refers to LNR Property Corporation and does not include our subsidiaries except in references to consolidated financial data.

GENERAL

     The Notes are our general unsecured obligations and are subordinated in right of payment to all existing and future Senior Indebtedness. The Notes rank equal in right of payment with any of our other senior subordinated indebtedness and rank senior in right of payment to any of our other subordinated indebtedness. In addition, as obligations of a holding company, the Notes are effectively subordinated to all present and future indebtedness of our subsidiaries. See "Risk Factors -- Our obligations under the Notes are unsecured, are subordinate to all of our existing and future Senior Indebtedness, and are structurally subordinate to subsidiary debt."

PRINCIPAL, MATURITY AND INTEREST

     There is no limit on the principal amount of Notes that can be issued. However, we must comply with the covenant described under "Limitation of Incurrence of Additional Indebtedness" to issue any additional Notes. The aggregate principal amount of the Notes that are outstanding is $400 million. The Notes will mature on October 15, 2013. Interest on the Notes accrues at 7.25% per annum and is payable semi-annually in arrears on each April 15 and October 15 commencing on April 15, 2004. We will pay interest to the persons in whose names the Notes are registered at the close of business on the fifteenth day immediately preceding each interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Notes.

REDEMPTION

     Optional Redemption. Beginning October 15, 2008, we may redeem the Notes, in whole at any time, or in part from time to time, for cash, upon not less than 30 nor more than 60 days' notice. If the Notes are redeemed during the twelve-month period commencing on October 15 of any of the years indicated below, the redemption price will equal the percentage of the principal amount of the redeemed Notes shown opposite that year, plus accrued and unpaid interest to the applicable redemption date:

YEAR                                                        PERCENTAGE
----                                                        ----------
2008......................................................   103.625%
2009......................................................   102.417%
2010......................................................   101.208%
2011 and thereafter.......................................   100.000%

     Optional Redemption upon Public Equity Offerings. In addition to the foregoing, at any time on or prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the Notes with net cash proceeds of one or more Public Equity Offerings. The redemption price will equal 107.25% of the aggregate principal amount to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. However, immediately following any such redemption, at least 65% of the aggregate principal amount of the Notes we issued must remain outstanding. The redemption must occur within 60 days after the date of the closing of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of our Qualified Capital Stock under an effective registration statement filed with the SEC in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     If less than all of the Notes are to be redeemed at any time, the Trustee will select the particular Notes or portions of Notes to be redeemed (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, (2) if the Notes are not then listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. Notes of $1,000 or less will not be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the particular Notes to be redeemed on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

     Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount of that Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

     The payment of the Obligations (as defined below) on the Notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Indebtedness (as defined below), whether outstanding on the Issue Date (as defined below) or thereafter incurred, including without limitation our obligations under our Credit Agreement. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding, whether voluntary or involuntary, all Obligations upon all Senior Indebtedness shall first be paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unreimbursed drawings for letters of credit issued in respect of, or regularly occurring fees with respect to any Senior Indebtedness, no payment of any kind or character shall be made by us or on our behalf or by any other person on our or that person's behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if

     - any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof; and

     - the holders, or the trustee or agent on behalf of the holders, of the Designated Senior Indebtedness as to which such default relates gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to that issue of Designated Senior Indebtedness have been cured or waived or have ceased to exist or the Trustee receives notice from the holders, or the trustee or agent on behalf of the holders, of that issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), we and any of our subsidiaries or any obligor under the Notes will not:

     - make any payment of any kind or character with respect to any Obligations on the Notes; or

     - acquire any of the Notes for cash or property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced with respect to all issues of Designated Senior Indebtedness within any 360 consecutive days. No event of default which existed or was continuing on the commencement date of any Blockage Period shall be the basis for commencement of a second Blockage Period by the holders, or the trustee or agent on behalf of the holders, of an issue of Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action, or any breach of financial covenants for a period commencing after the commencement date of a Blockage Period, that in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose.

     As a result of this subordination, in the event of our insolvency, our creditors who are not holders of Senior Indebtedness, including the holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

     At November 30, 2003, after giving effect to the sale of $400 million principal amount of Series A Notes and application of the proceeds of the sale, we had approximately $220.7 million of Senior Indebtedness.

     We are principally a holding company whose primary assets consist of shares of stock and other equity interests issued by our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the Notes. The Notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the Notes or to make funds available therefor in the form of dividends or advances. See "Risk
Factors -- Our obligations under the Notes are unsecured, are subordinate to all of our existing and future Senior Indebtedness, and are structurally subordinate to subsidiary debt."

     "Designated Senior Indebtedness" means:

     - any Indebtedness under or in respect of our Credit Agreement (as defined below); and

     - any other Indebtedness constituting Senior Indebtedness, the principal amount of which is $25 million or more and that we have designated "Designated Senior Indebtedness."

     "Credit Agreement" means the Third Amended and Restated Revolving Credit Agreement, dated as of November 27, 2002, among us and certain of our subsidiaries, the lenders named therein and Bank of America, N.A., as administrative agent, together with the related documents thereto, as such agreement may be amended, supplemented or otherwise modified from time to time. The Credit Agreement includes any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or adding our subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

     "Issue Date" means October 29, 2003.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (1) all of our monetary obligations (including guarantees thereof) of every nature under our Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (2) all interest swap obligations (including guarantees thereof); and

          (3) all obligations (including guarantees) under Currency Agreements, in each case whether outstanding on the date of the Indenture or thereafter incurred.

     Notwithstanding the foregoing, "Senior Indebtedness" will not include:

          (1) any of our indebtedness to any of our Subsidiaries or any of our Affiliates or any of such Affiliate's Subsidiaries;

          (2) Indebtedness to, or guaranteed on behalf of, our or any of our Subsidiaries' shareholders, directors, officers or employees (including, without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes we owe;

          (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness";

          (7) any indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to us; and

          (8) any indebtedness which is, by its express terms, subordinated in right of payment to any of our other indebtedness.

RIGHT TO REQUIRE PURCHASE OF NOTES UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below) occurs, each holder of Notes may require that we repurchase the holder's Notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the Change in Control. We will repurchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued but unpaid interest to the date of repurchase.

     "Change in Control" means the occurrence of one or more of the following events:

     - any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than us, any of our subsidiaries, any of our or our subsidiaries' employee benefit plans or a permitted holder (as defined below) is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving us), of shares of our capital stock entitling such person to exercise in excess of 50% of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors;

     - we consolidate with, or merge into, any other person, any person consolidates with, or merges into us, or we sell or transfer our assets, as an entirety or substantially as an entirety, to another person, other than

      (a) any such merger pursuant to which the holders of our voting stock, immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation or its parent entitled to vote generally in the election of directors; and

      (b) any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of voting stock solely into shares of stock carrying substantially the same relative rights as the voting stock; or

     - a change in our Board of Directors in which the individuals who constituted our Board of Directors at the beginning of the two-year period immediately preceding such change (together with any other director whose election to our Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

     The term "permitted holder" means any current holder of our Class B common stock and any permitted transferee of our Class B common stock under the terms of our Certificate of Incorporation as it exists on the date of the Issue Date.

     The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

     The definition of "Change in Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such

Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

     On or before the 30th day after the Change in Control, we must mail to the Trustee and all holders of the Notes a notice of the occurrence of the Change in Control offer, stating the procedures which a holder of Notes must follow to exercise the repurchase right.

     To exercise the repurchase right, holders of Notes must deliver, on or before the repurchase date specified in our notice of a Change in Control, the Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice. The repurchase notice given by each holder electing to require us to repurchase Notes shall state:

     - the certificate numbers of the holder's Notes to be delivered for repurchase;

     - the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     - that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

     Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     - the principal amount being withdrawn;

     - the certificate numbers of the Notes being withdrawn; and

     - the principal amount of the Notes that remain subject to the repurchase notice, if any.

     We will comply with the provisions of Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the repurchase of the Notes in the event of a Change in Control.

     In connection with any Change in Control, we will within 30 days following any Change in Control:

          (1) obtain the consents under our Credit Agreement and all other Senior Indebtedness required to permit the repurchase of the Notes pursuant to a Change in Control offer; or

          (2) repay in full all Indebtedness and terminate all commitments, under our Credit Agreement and all other Senior Indebtedness the terms of which would prohibit the purchase of the Notes under a Change in Control offer.

     If we are obligated to make a Change in Control offer, there can be no assurance that we will be able to obtain all required consents under Senior Indebtedness or have available funds sufficient to repay Senior Indebtedness and to pay the Change in Control purchase price for all the Notes tendered in a Change in Control offer. It is possible that we would need to seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain any such financing.

     The holders' right to require us to repurchase the Notes upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of Notes following the occurrence of a Change in Control may be limited by our then existing financial resources. We cannot be sure that we will have sufficient available funds to make any required repurchases. See "Risk Factors -- If we experience a change in control, we may be unable to purchase the Notes as required under the Indenture."

     Our obligation to make a Change in Control offer will be satisfied if a third party makes the Change in Control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a Change in Control offer made by us and purchases all Notes properly tendered and not withdrawn under the Change in Control offer.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Indebtedness and any Notes in excess of $300,000,000 aggregate principal amount outstanding) other than Permitted Indebtedness.

     Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we and our Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness and Notes in excess of $300,000,000 aggregate principal amount outstanding) if on the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

     - our Consolidated Fixed Charge Coverage Ratio is greater than 1.5 to 1.0;

     - the ratio of the aggregate amount of Recourse Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 5.0 to 1.0; and

     - the ratio of the aggregate amount of Senior Recourse Indebtedness outstanding on a consolidated basis to the sum of (1) our Consolidated Net Worth and (2) the aggregate amount of the Subordinated Indebtedness outstanding on a consolidated basis is less than 2.75 to 1.0; provided, that the Subordinated Indebtedness included in this calculation is not in excess of our Consolidated Net Worth.

     No Indebtedness incurred pursuant to the preceding paragraph shall be included in calculating any limitation set forth in the definition of Permitted Indebtedness. Neither the accrual of interest nor the accretion of original issue discount shall be deemed an incurrence of Indebtedness. Prior to any incurrence of Indebtedness pursuant to the preceding paragraph (other than an advance under a committed facility), we must deliver to the Trustee an officers' certificate setting forth the calculations by which such incurrence was determined to be permitted. If, during any month, we incur Indebtedness pursuant to the preceding paragraph through advances under a committed facility, we must deliver to the Trustee on the last day of such month an officers' certificate setting forth the calculations by which each such incurrence was determined to be permitted.

     Limitation on Restricted Payments. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, make a Restricted Payment (as defined below), if at the time of the Restricted Payment or immediately after giving effect to it:

     - a Default or an Event of Default shall have occurred and be continuing;

     - we are not able to incur at least $1.00 of additional Indebtedness (other than additional Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant above;

     - the aggregate amount of all Restricted Payments (including the current Restricted Payment) made subsequent to the Base Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by our Board of Directors) shall exceed the sum of:

         (1) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned during the period beginning on the first day of the fiscal quarter including the Base Date and ending on the last day of the most recent fiscal quarter ending at least 30 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

         (2) 100% of the aggregate net cash proceeds received by us from the issuance and sale to any Person (other than our Subsidiaries) subsequent to the Base Date and on or prior to the Reference Date of our Qualified Capital Stock, including treasury stock; plus
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

         (3) without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder of our Capital Stock subsequent to the Base Date and on or prior to the Reference Date (excluding, in the case of clauses (2) and (3), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus

         (4) $75,000,000.

     The following actions are "Restricted Payments":

     - the declaration or payment of any dividend or any distribution (other than dividends or distributions made by a Subsidiary to us or any of our Subsidiaries and, if such Subsidiary is not a Wholly Owned Subsidiary, to such Subsidiary's other stockholders or interest holders on a pro rata basis, and other than any dividend or distribution payable solely in our Qualified Capital Stock) on or in respect of shares of our Capital Stock to holders of such Capital Stock;

     - the purchase, redemption, acquisition or retirement for value of any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of our Capital Stock for our Qualified Capital Stock); or

     - any principal payment on, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our or our Subsidiaries' Indebtedness that is subordinate or junior in right of payment to the Notes or any guarantee thereof.

     Notwithstanding the foregoing, the provisions of the first paragraph of this section will not prohibit:

          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of such irrevocable redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of irrevocable redemption notice;

          (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our Capital Stock, either:

             (i) solely in exchange for shares of our Qualified Capital Stock;
        or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to any of our Subsidiaries) of shares of our Qualified Capital Stock;

          (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the Notes either:

             (i) solely in exchange for shares of our Qualified Capital Stock;
        or

             (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to any of our Subsidiaries) of:

                (A) shares of our Qualified Capital Stock; or

                (B) Refinancing Indebtedness; and

          (4) if no Default or Event of Default shall have occurred and be continuing, the repurchase of shares of, or options to purchase shares of, our Common Stock from our employees, former employees, directors or former directors pursuant to the terms of agreements or plans approved by our Board of Directors under which such individuals purchased or sold, or were granted the option to purchase or sell shares of Common Stock, provided, however, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $250,000 any calendar year.

     In determining the aggregate amount of Restricted Payments made subsequent to the Base Date, amounts expended pursuant to clauses (1), (2)(ii) and
(3)(ii)(A) shall be included in such calculation.

     Not later than three business days before making any Restricted Payment, we will deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of our Subsidiaries to:

     - pay dividends or make any other distributions on or in respect of its Capital Stock;

     - make loans or advances or pay any Indebtedness or other obligation owed to us or any of our other Subsidiaries; or

     - transfer any of its property or assets to us or any of our other Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (1) applicable law;

          (2) the Indenture with respect to the Notes;

          (3) the Credit Agreement;

          (4) nonassignment provisions of any contract or any lease governing a leasehold interest of any of our Subsidiaries;

          (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (6) agreements existing on the Base Date to the extent and in the manner such agreements are in effect on the Base Date;

          (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture to secure Non-Recourse Indebtedness imposed by the holder of such Lien;

          (8) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

          (9) any agreement or instrument governing Capital Stock of any Person that is acquired; or

          (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5) or (6) above, provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness incurred to Refinance the Indebtedness are not less favorable to us in any material respect as determined by our Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (3), (5) or (6), respectively.

     Limitation on Preferred Stock of Subsidiaries. We will not permit any of our Subsidiaries to issue any Preferred Stock (other than to us or to any of our Wholly Owned Subsidiaries) or permit any Person (other than us or any of our Wholly Owned Subsidiaries) to own any Preferred Stock of any of our Subsidiaries.

     Limitation on Liens and Guarantees. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens securing our Indebtedness that is expressly subordinate or junior in right of payment to the Notes or is equal in right of payment to the Notes against or upon any of our or our Subsidiaries' property or assets (whether owned on the Issue Date or acquired after the Issue
Date), or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, or to grant any guarantees of such Indebtedness, unless:

     - in the case of Liens securing our Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

     - in the case of guarantees of our Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are subject to a guarantee from the same guarantor or guarantors that is senior in priority to such guarantees; and

     - in all other cases, the Notes are equally and ratably secured or guaranteed as applicable.

     For purposes of clarification, (i) any Lien against property, assets, proceeds or rights to receive income or profits securing Indebtedness which has been guaranteed will be considered to be a Lien securing the Indebtedness and not a Lien securing the guarantee and (ii) the legal or covenant defeasance of any Indebtedness of us that is expressly subordinated or junior in right of payment or is equal in right of payment to the Notes shall not be deemed to involve a Lien securing such Indebtedness so long as such defeasance is not prohibited under the terms of the section entitled "Limitation on Restricted Payments."

     Prohibition on Incurrence of Senior Subordinated Debt. We will not incur or permit to exist Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is senior in right of payment to the Notes and expressly subordinate in right of payment to any of our other Indebtedness.

     Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets (determined on a consolidated basis for us and our Subsidiaries) unless:

     - either:

         (1) we are the surviving or continuing corporation; or

         (2) the Person (if other than us) formed by such consolidation or into which we are merged or which acquires our and our Subsidiaries' properties and assets substantially as an entirety (the "Surviving Entity") (i) is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) expressly assumes, by supplemental indenture, the due and punctual payment of our payment obligations under the Notes and the performance of all of our covenants under the Notes and the Indenture;

     - immediately after giving effect to such transaction and the assumption contemplated by clause (2)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), we or such Surviving Entity, as the case may be:

         (1) shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction; and

         (2) shall be able to incur at least $1.00 of additional Indebtedness (other than additional Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant above;

     - immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (2)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

     - we or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and any required supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets shall be deemed to be the transfer of all or substantially all of our properties and assets.

     If we are not the continuing corporation in any transaction in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made shall (upon the required assumption described above) succeed to, and be substituted for, and may exercise every right and power we have under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitations on Transactions with Affiliates. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

     - Permitted Affiliate Transactions (as defined below); and

     - Affiliate Transactions on terms that are no less favorable to us or such Subsidiary than those that might reasonably have been obtained or are obtainable in a comparable transaction at such time on an arm's-length basis from a Person that is not our or such Subsidiary's Affiliate.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan), other than Permitted Affiliate Transactions, involving aggregate payments or other property with a fair market value in excess of $5.0 million must be approved by our Board of Directors (or, in the case of transactions with Lennar Corporation, or any of its Subsidiaries, by a committee of the Board composed entirely of directors who are not officers or directors of Lennar Corporation, or any of its Subsidiaries,) or the Board of our Subsidiary, as the case may be. The Board's approval is to be evidenced by a Board Resolution stating that such Board of Directors (including a majority of the directors who do not have any interest in the Affiliate Transaction) has determined that such transaction complies with the foregoing provisions. In addition, if we or any of our Subsidiaries enter into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan), other than Permitted Affiliate Transactions, involving aggregate payments or other property with a fair market value in excess of $7.5 million, we or such Subsidiary, as the case may be, shall, prior to the consummation of that transaction or transactions, obtain a favorable opinion as to the fairness of such transaction or transactions to us or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor, except that a fairness opinion will not be required for Additional Partnership Transactions between us or any of our Subsidiaries and Lennar Corporation, or any of its Subsidiaries, that in the aggregate involve payments or other property with a fair market value of $50 million or less during the entire period that Notes are outstanding.

     The following transactions are "Permitted Affiliate Transactions":

     - payment of reasonable fees and compensation to, and indemnity provided on behalf of, our or any of our Subsidiaries' officers, directors, employees, consultants or agents, as determined in good faith by our Board of Directors or senior management;

     - transactions between or among us and any of our Wholly Owned Subsidiaries or between or among such Wholly Owned Subsidiaries provided such transactions are not otherwise prohibited by the Indenture;

     - any agreement as in effect as of the Base Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Base Date;

     - Restricted Payments permitted by the Indenture; and

     - transactions between or among us or any of our Subsidiaries and a Land Partnership, provided such transactions are permitted by and are effected in accordance with the terms of the partnership agreement or other similar agreement of the Land Partnership and our By-laws, in each case, as in effect on the Issue Date except that:

         (1) if at any time when transactions between or among us or any of our Subsidiaries and NWHL Investment LLC (and its successors or assigns) are subject to the covenants regarding Affiliate Transactions under the indenture dated July 2, 2003 relating to our 7.625% Senior Subordinated Notes due 2013, and are not excluded from those covenants as Permitted Affiliate Transactions, those transactions will not be excluded as Permitted Affiliate Transactions from the covenants in the Indenture, and

         (2) if at any time we make payments to the holders of the 7.625% Senior Subordinated Notes due 2013 to induce them to consent to an amendment, waiver or modification of the indenture relating to the 7.625% Senior Subordinated Notes due 2013 that causes transactions between or among us or any of our Subsidiaries and NWHL Investment LLC (and its successors or assigns) to be Permitted Affiliate Transactions under that indenture or otherwise not to be subject to the covenants in that indenture regarding Affiliate Transactions, we will make to holders of the Notes the same payment per $1,000 principal amount of Notes that we make per $1,000 principal amount of 7.625% Senior Subordinated Notes due 2013 to holders of the 7.625% Senior Subordinated Notes due 2013 who consent to the amendment, waiver or modification.

     Conduct of Business. We will, and will cause our Subsidiaries to, engage primarily in the businesses of acquiring, developing, selling, owning, managing, operating, leasing, credit enhancing and insuring commercial and multi-family residential real estate, real estate related lending, acquiring, owning, servicing and collecting real estate related loans and other underperforming debt securities, investing in real estate related securities and securities of companies engaged primarily in real estate related activities, and other activities related to or arising out of any of those activities.

     Reports to Holders. We will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, we will file with the SEC, to the extent permitted, and provide the Trustee and the holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of 314(a) of the TIA.

EVENTS OF DEFAULT

     Each of the following are "Events of Default" under the Indenture:

          (1) if we fail to pay interest on any Notes when it becomes due and payable and the default continues for a period of 30 days, whether or not such failure shall be due to the subordination provisions of the Indenture or agreements with respect to any other Indebtedness or any other reason;

          (2) if we fail to pay the principal on any Notes, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a Change of Control offer or make a payment to purchase Notes tendered pursuant to a Change of Control offer), whether or not such failure shall be due to the subordination provisions of the Indenture or agreements with respect to any other Indebtedness or any other reason;

          (3) if we fail to observe or perform any other covenant or agreement contained in the Indenture which continues for a period of 30 days after we received written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of our default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our Subsidiaries' Recourse Indebtedness, or the acceleration of the final stated maturity of any such Recourse Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Recourse Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

          (5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against us or any of our Subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

          (6) certain events of bankruptcy affecting us or any of our Subsidiaries.

     The Events of Default described in clauses (4), (5) and (6) above with respect to a Subsidiary shall not apply if that Person was not a Subsidiary at the time such event or condition occurred unless, in the case of clause (4) or
(5) above, we or another of our Subsidiaries assume or otherwise become liable for the liability referred to therein or the liabilities generally of such Person.

     If an Event of Default (other than an Event of Default specified in clause
(6) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by written notice to us and, if it is given by Holders, the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon delivery of an Acceleration Notice, the principal of and accrued interest on all the Notes:

     - shall become immediately due and payable; or

     - if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

     If an Event of Default specified in clause (6) above occurs and is continuing with respect to us, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in aggregate principal amount of the Notes may rescind and cancel such declaration and its consequences:

     - if the rescission would not conflict with any judgment or decree;

     - if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

     - if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

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     - if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

     - in the event of the cure or waiver of an Event of Default of the type described in clause (4) of the description above of Events of Default, the Trustee has received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any rights arising from a subsequent Default.

     The Holders of a majority in aggregate principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     The Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     We are required to provide an officers' certificate to the Trustee promptly upon our obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, we must provide an annual certification as to the existence of Defaults and Events of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

     - the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

     - our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacement of mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

     - the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

     - the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture, including the covenants relating to a Change of Control ("Covenant Defeasance"). Following a Covenant Defeasance, any omission to comply with such obligations shall not constitute a Default or Event of Default. If a Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default.

     In order to exercise Legal Defeasance or Covenant Defeasance:

     - we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, noncallable United States government obligations, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated dates for payment thereof or on the applicable redemption date, as the case may be;

     - in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

         (1) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

         (2) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     - in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit (after giving effect to the deposit) or, in the case of Legal Defeasance, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes concurrently with such incurrence);

     - such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     - we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

     - we must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with;

     - we must deliver to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit, assuming that no bankruptcy related default or Event of Default has occurred and is continuing on such day:

         (1) the trust funds will not be subject to any rights of holders of our Indebtedness other than the Notes; and

         (2) the deposit of trust funds will not be subject to avoidance under any applicable preference or similar laws; and

     - certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

     - either:

         (1) all the Notes previously authenticated and delivered have been delivered to the Trustee for cancellation, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and repaid to us or discharged from such trust; or

         (2) all Notes not previously delivered to the Trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof;

     - we have paid all other sums payable by us under the Indenture; and

     - we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture with respect to the Notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel and an officer's certificate. Other modifications, waivers and amendments of the Indenture with respect to the Notes may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes. However, without the consent of each Holder affected thereby, no amendment or waiver may:

     - reduce the amount of Notes whose Holders must consent to an amendment;

     - reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

     - reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

     - make any Notes payable in money other than that stated in the Notes;

     - make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

     - amend, change or modify in any material respect our obligation to make and consummate a Change of Control offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; or

     - modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would apply the laws of another jurisdiction.

CONCERNING THE TRUSTEE

     U.S. Bank Trust National Association, the Trustee under the Indenture, currently is the paying agent, registrar and custodian with regard to the Notes. The Trustee is also the trustee under the indentures relating to our 7.625% Senior Subordinated Notes Due 2013 and our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023. An affiliate of the Trustee has extended construction loans to us and is one of the lenders under our Credit Agreement. We also may maintain custodial and deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

CERTAIN DEFINITIONS

     The following are definitions of certain of the terms used in the Indenture.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes our Subsidiary or at the time it merges or consolidates with or into us or any of our Subsidiaries or assumed by us or any of our Subsidiaries in connection with the acquisition of assets from such Person.

     "Additional Partnership Transactions" means transactions entered into in accordance with our By-laws as in effect on the Issue Date with an entity other than Lennar Land Partners, Lennar Land Partners II or NWHL Investment LLC that is equally owned by us and Lennar Corporation (both economically and by voting control) and has been organized and is then existing (i) for the primary purpose of acquiring, holding and disposing of land that may be purchased by us or any of our Subsidiaries and/or Lennar Corporation or any of its Subsidiaries; and
(ii) on terms substantially the same as those contained in the partnership agreement of either Land Partnership (including provisions in such partnership agreement regarding transactions with LNR), as in effect on the Issue Date.

     "Adjusted Consolidated EBITDA" means, with respect to any Person for any period, the sum of Consolidated EBITDA plus any non-refundable housing tax credits used by such Person and its Consolidated Subsidiaries to reduce the amount of income taxes that would have otherwise been payable by such Person and its Consolidated Subsidiaries for such period.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means:

     - an Investment by us or any of our Subsidiaries in any other Person pursuant to which such Person shall become our Subsidiary, or shall be merged with or into us or any of our Subsidiaries; or

     - the acquisition by us or any of our Subsidiaries of the assets of any Person (other than our Subsidiary) which constitutes all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

     - any Capital Stock of any of our Subsidiaries; or

     - any of our or our Subsidiaries' other property or assets other than in the ordinary course of business (treating sales of commercial and multi-family residential real estate as being in the ordinary course of business).

     "Base Date" means March 24, 1998.

     "Base Date Indenture" means the Indenture, dated as of March 24, 1998, between us and U.S. Bank Trust National Association (formerly named First Trust of New York, National Association).

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

     - with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

     - with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of:

          (1) Consolidated Net Income, plus

          (2) to the extent Consolidated Net Income has been reduced thereby,

             (i) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

             (ii)  Consolidated Interest Expense, and

             (iii) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Adjusted Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

     - the incurrence or repayment or Refinancing of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment or Refinancing of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or Refinancing, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

     - any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect on the Base Date) (provided that such Consolidated EBITDA shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period).

If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     Finally, in calculating the "Consolidated Fixed Charge Coverage Ratio," Indebtedness that has been the subject of a legal defeasance or covenant defeasance shall be disregarded after such defeasance becomes effective.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense, plus

          (2) the product of

             (i) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

             (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

             (i) any amortization of debt discount;

             (ii) the net costs under Interest Swap Obligations, but not including the net costs under Interest Swap Obligations incurred in transactions entered into for the purpose of hedging against changes in the value of assets of the Person or its Subsidiaries;

             (iii) all capitalized interest; and

             (iv) the interest portion of any deferred payment obligation; and

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus amortization or write off of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP. However, Consolidated Net Income shall not include:

          (1) gains (and losses) on an after-tax effected basis from Asset Sales or abandonments or reserves relating thereto;

          (2) items classified as extraordinary or nonrecurring gains or losses on an after tax-effected basis;

          (3) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

          (4) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, law, order, statute, rule, or governmental regulation or for any other reason whatsoever;

          (5) the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

             (i) to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

             (ii) that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

          (6) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Base Date;

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144; and

          (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' equity of such Person as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly by such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization, and other non-cash charges of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any of our Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than as a result of a Change of Control) on or prior to the final maturity date of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Indebtedness" means (i) our Indebtedness under the 10 1/2% Senior Subordinated Notes due 2009 and (ii) any other Indebtedness of us or our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Base Date or incurred subsequent to the Base Date and on or prior to the Issue Date in compliance with the terms of the Base Date Indenture (other than compliance because it is "Permitted Indebtedness" thereunder), until such amounts are repaid.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of our Board of Directors.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date, except that revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of Statement of Financial Accounting Standards No. 144 will be treated as revenues, expenses, gains and losses from continuing operations. For this purpose, Financial Accounting Standards Board Interpretation 46 will apply to entities created after January 31, 2003, but not to entities created before that date.

     "Holder" means any holder of Notes.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees and other contingent obligations in respect of Indebtedness of any other Person that is referred to in clauses (1) through
     (5) above and clause (8) below;

          (7) all Obligations of any other Person of the kind referred to in clauses (1) through (6) above and clause (8) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under currency agreements and interest swap agreements of such Person; and

          (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the amount of any guarantee or other contingent obligation in respect of Indebtedness of:

          (i) any other Person (other than a Subsidiary of such Person) shall be deemed to be equal to the maximum amount of such Indebtedness, unless the liability is otherwise limited by the terms of such guarantee or other contingent obligation regarding such Indebtedness, in which case, the amount of such guarantee or other obligation shall be deemed to equal the maximum amount of such liability; and

          (ii) any Subsidiary of such Person, at the option of such Person, shall be deemed to be either the amount determined pursuant to clause (1) or the actual outstanding amount of such Indebtedness.

     For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture. If such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in us or any of our Subsidiaries and which, in the judgment of our Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Notes" means collectively, our (i) 7.25% Senior Subordinated Notes due 2013, Series A, issued on October 29, 2003 and (ii) any other 7.25% Senior Subordinated Notes due 2013, Series A, that are issued under the Indenture subsequent to October 29, 2003, in each case for so long as such securities constitute restricted securities, as such term is defined in Rule 144(a)(3) under the Securities Act.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on a stated notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

     "Land Partnership" means (1) Lennar Land Partners, a Delaware general partnership, (2) Lennar Land Partners II, a Delaware general partnership, (3) NWHL Investment LLC, a Delaware limited liability company, and (4) any entity jointly owned by Lennar Corporation and us that owns or succeeds to Lennar Land Partners, Lennar Land Partners II, and NWHL Investment LLC.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Mortgage Subsidiary" means a Wholly Owned Subsidiary formed after the Base Date solely for the purpose of engaging in the mortgage banking business and incidental activities directly related thereto.

     "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

     - specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to us or any of our Subsidiaries;

     - advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of our other Subsidiaries' assets and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

     - specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to us or any of our Subsidiaries.

     "Permitted Indebtedness" means, without duplication, each of the following:

           (1) Indebtedness under the Notes in an aggregate principal amount not in excess of $300 million;

           (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate outstanding principal amount at any time not to exceed $220 million;

           (3) Our Interest Swap Obligations covering our or any of our Subsidiaries' Indebtedness; provided, however, that such Interest Swap Obligations are entered into to protect us and our Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

           (4) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase our or our Subsidiaries' Indebtedness outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (5) Indebtedness of a Subsidiary to us or to any of our Wholly Owned Subsidiaries for so long as such Indebtedness is held by us or any of our Wholly Owned Subsidiaries, in each case subject to no Liens held by any Person other than us or any of our Wholly Owned Subsidiaries. However, if on any date any Person other than us or any of our Wholly Owned Subsidiaries acquires any such Indebtedness or obtains a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness unless such Indebtedness is otherwise permitted under the Indenture;

           (6) Our Indebtedness to any of our Wholly Owned Subsidiaries for so long as such Indebtedness is held by any of our Wholly Owned Subsidiaries, in each case subject to no Lien; provided, however, that:

             (i) any of our Indebtedness to any of our Wholly Owned Subsidiaries is unsecured and subordinated, pursuant to a written agreement, to our obligations under the Indenture and the Notes at least to the same extent that the Notes are subordinated to Senior Indebtedness; and

             (ii) if on any date any Person other than any of our Wholly Owned Subsidiaries acquires any such Indebtedness or obtains a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting our Permitted Indebtedness unless such Indebtedness is otherwise permitted under the Indenture;

           (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

           (8) Our or any of our Subsidiaries' Indebtedness represented by letters of credit for our account or such Subsidiaries, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

           (9) Existing Indebtedness;

          (10) Non-Recourse Indebtedness of the Mortgage Subsidiary;

          (11) Additional Indebtedness in an aggregate principal amount not to exceed $50.0 million at any time outstanding; and

          (12) Refinancing Indebtedness.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Recourse Indebtedness" means all of our and our Subsidiaries' Indebtedness other than Non-Recourse Indebtedness.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by us or any of our Subsidiaries of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses
(2), (3), (4), (5), (6), (7), (8), (10), (11) or (12) of the definition of
Permitted Indebtedness), in each case that does not:

     - result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by us or such Subsidiary, as the case may be, in connection with such Refinancing), except to the extent that any such increase in Indebtedness is otherwise permitted by the Indenture; or

     - create Indebtedness with:

         (1) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

         (2) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

     However, if such Indebtedness being Refinanced is our Indebtedness, then such Refinancing Indebtedness shall be solely our Indebtedness and (x) if such Indebtedness being Refinanced is equal in right of payment with the Notes, then such Refinancing Indebtedness shall be equal in right of payment with or subordinate to the Notes or (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness. However, if and for so long as any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Senior Recourse Indebtedness" means all Senior Indebtedness other than Senior Indebtedness that is Non-Recourse Indebtedness plus Subsidiary Unsubordinated Indebtedness of each of our Subsidiaries (but only to the extent not in excess of the book value of the assets of the issuer thereof) other than Subsidiary Unsubordinated Indebtedness of such Subsidiary that is Non-Recourse Indebtedness.

     "Subordinated Indebtedness" means all of our and our Subsidiaries' Indebtedness which expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness.

     "Subsidiary" means, with respect to any Person:

     - any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person;

     - any other Person (other than a partnership) of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person; or

     - any partnership the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Unsubordinated Indebtedness" means all Indebtedness of any of our Subsidiaries other than Subordinated Indebtedness thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the then outstanding aggregate principal amount of such Indebtedness into

          (2) the sum of the total of the products obtained by multiplying

             (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

             (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person:

     - of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by such Person or any Wholly Owned Subsidiary of such Person (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law); or

     - all the outstanding partnership interests are owned by such Person or any Wholly Owned Subsidiary of such Person.

                         BOOK ENTRY, DELIVERY AND FORM

     The certificates representing the Series B Notes will be issued in fully registered form. The Series B Notes initially will be represented by a single, permanent global Series B note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee.

     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Series B Notes represented by such Global Note that are received by such persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S under the Securities Act may hold such interest through Clearstream (formerly known as Cedel) or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     Payment of principal of and interest on Series B Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series B Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Series B Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the Series B Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the Series B Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Series B Notes pursuant to the preceding sentence will be exchanged for certificated Series B Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Series B Notes, (a) certificated Series B Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Series B Notes will be payable, and the transfer of the certificated Series B Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Series B Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Note for all purposes under the indenture and the Series B Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Series B Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Series B Notes in definitive form and will not be considered to be the owners or holders of any Series B Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

               SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

     Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
          , 2004, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Series A Notes, other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Clifford Chance US LLP, New York, New York, is passing on the validity of the Series B Notes for us.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended November 30, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of LandSource Communities Development LLC incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended November 30, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to it. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with it we file periodic reports and other information with the SEC relating to our business, financial statements and other matters. The registration statement, its schedules and exhibits and the periodic reports and other information filed by us with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Internet website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our Common Stock is held of record by fewer than 300 holders at the beginning of any fiscal year and is not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Series B Notes remain outstanding we will furnish to the holders of the Series B Notes upon request, and if required by the Exchange Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the Series A Notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of Series A Notes or beneficial owner of Series A Notes in connection with a sale of them.

                           INCORPORATION BY REFERENCE

     We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended November 30, 2003.

     You may request a copy of this filing, at no cost, by writing us at the following address:

                            LNR Property Corporation
                             1601 Washington Avenue
                                   Suite 800
                           Miami Beach, Florida 33139
                            Attn: Investor Relations

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     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LNR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                         PAGE
                                        ------
FORWARD LOOKING INFORMATION...........       i
PROSPECTUS SUMMARY....................       1
RISK FACTORS..........................       8
USE OF PROCEEDS.......................      10
ABSENCE OF PUBLIC MARKET..............      10
SELECTED CONSOLIDATED FINANCIAL
  DATA................................      11
CAPITALIZATION........................      14
RATIO OF EARNINGS TO FIXED CHARGES....      15
THE EXCHANGE OFFER....................      16
DESCRIPTION OF THE SERIES B NOTES.....      22
BOOK ENTRY, DELIVERY AND FORM.........      47
SALES OF SERIES B NOTES RECEIVED BY
  BROKER-DEALERS......................      49
LEGAL MATTERS.........................      50
EXPERTS...............................      50
WHERE YOU CAN FIND MORE INFORMATION...      50
INCORPORATION BY REFERENCE............      51

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                                  $400,000,000
                            LNR Property Corporation

                                    LNR LOGO
                    OFFER TO EXCHANGE 7.25% SERIES B SENIOR
                     SUBORDINATED NOTES DUE 2013 WHICH HAVE
                  BEEN REGISTERED UNDER THE SECURITIES ACT FOR
                     ANY AND ALL OUTSTANDING 7.25% SERIES A
                       SENIOR SUBORDINATED NOTES DUE 2013
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                             Dated           , 2004

           ---------------------------------------------------------
           ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers.

     Our by laws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 1.1  Purchase Agreement, dated October 15, 2003, by and among LNR
      Property Corporation (the "Company"), Deutsche Bank
      Securities Inc., Citigroup Global Markets Inc., Banc of
      America Securities LLC and Fleet Securities, Inc.
 1.2  Purchase Agreement, dated October 22, 2003, between the
      Company and Deutsche Bank Securities Inc.
 1.3  Purchase Agreement, dated November 17, 2003, between the
      Company and Deutsche Bank Securities Inc.
 4.1  Indenture, dated as of October 29, 2003, by and among the
      Company and U.S. Bank Trust National Association (the
      "Trustee"), including Form of 7.25% Series A Senior
      Subordinated Notes due 2013 and Form of 7.25% Series B
      Senior Subordinated Notes due 2013
 4.2  Registration Rights Agreement, dated as of October 29, 2003, by and among the Company, Deutsche Bank Securities Inc.,
      Citigroup Global Markets Inc., Banc of America Securities
      LLC and Fleet Securities, Inc.
 4.3  Registration Rights Agreement, dated as of October 29, 2003, between the Company and Deutsche Bank Securities Inc.
 4.4  Registration Rights Agreement, dated as of December 2, 2003, between the Company and Deutsche Bank Securities Inc.
 5.1  Opinion of Clifford Chance US LLP
12.1  Statement of Computation of Ratio of Earnings to Fixed
      Charges
21.1  List of subsidiaries (Incorporated by reference to the
      Annual Report on Form 10-K for the year ended November 30,
      2003)
23.1  Consent of Clifford Chance US LLP (Contained in Exhibit 5.1)
23.2  Consent of Deloitte & Touche LLP (Relating to financial statements of LNR)
23.3  Consent of Deloitte & Touche LLP (Relating to financial statements of LandSource Communities Development LLC)
25.1  Statement of eligibility of Trustee
99.5  Form of Letter of Transmittal
99.6  Form of Notice of Guaranteed Delivery
99.7  Form of Exchange Agent Agreement

ITEM 22. UNDERTAKING.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida, on February 27, 2004.

                                          LNR PROPERTY CORPORATION

                                          By:    /s/ JEFFREY P. KRASNOFF
                                            ------------------------------------
                                              Name: Jeffrey P. Krasnoff
                                              Title:   President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey P. Krasnoff, Steven N. Bjerke and Zena Dickstein his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him and her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                              TITLE(S)                     DATE
              ---------                              --------                     ----

       /s/ JEFFREY P. KRASNOFF              President, Chief Executive      February 27, 2004
--------------------------------------   Officer and Director (Principal
         Jeffrey P. Krasnoff                    Executive Officer)


           /s/ SHELLY RUBIN                  Vice President and Chief       February 27, 2004
--------------------------------------     Financial Officer (Principal
             Shelly Rubin                       Financial Officer)


         /s/ STEVEN N. BJERKE                       Controller              February 27, 2004
--------------------------------------    (Principal Accounting Officer)
           Steven N. Bjerke


         /s/ STUART A. MILLER                Chairman of the Board of       February 25, 2004
--------------------------------------              Directors
           Stuart A. Miller


         /s/ BRIAN L. BILZIN                         Director               February 24, 2004
--------------------------------------
           Brian L. Bilzin


       /s/ CHARLES E. COBB, JR.                      Director               February 24, 2004
--------------------------------------
         Charles E. Cobb, Jr.


     /s/ EDWARD THADDEUS FOOTE II                    Director               February 24, 2004
--------------------------------------
       Edward Thaddeus Foote II

              SIGNATURE                              TITLE(S)                     DATE
              ---------                              --------                     ----


         /s/ STEPHEN E. FRANK                        Director               February 24, 2004
--------------------------------------
           Stephen E. Frank


           /s/ CONNIE MACK                           Director               February 24, 2004
--------------------------------------
             Connie Mack


        /s/ STEVEN J. SAIONTZ                        Director               February 25, 2004
--------------------------------------
          Steven J. Saiontz

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated October 15, 2003, by and among LNR
          Property Corporation (the "Company"), Deutsche Bank
          Securities, Inc., Citigroup Global Markets Inc., Banc of
          America Securities LLC and Fleet Securities, Inc.
  1.2     Purchase Agreement, dated October 22, 2003, between the
          Company and Deutsche Bank Securities Inc.
  1.3     Purchase Agreement, dated November 17, 2003, between the
          Company and Deutsche Bank Securities Inc.
  4.1     Indenture, dated as of October 29, 2003, by and among the
          Company and U.S. Bank Trust National Association (the
          "Trustee"), including Form of 7.25% Series A Senior
          Subordinated Notes due 2013 and Form of 7.25% Series B
          Senior Subordinated Notes due 2013
  4.2     Registration Rights Agreement, dated as of October 29, 2003, by and among the Company, Deutsche Bank Securities Inc.,
          Citigroup Global Markets Inc., Banc of America Securities
          LLC and Fleet Securities, Inc.
  4.3     Registration Rights Agreement, dated as of October 29, 2003, between the Company and Deutsche Bank Securities Inc.
  4.4     Registration Rights Agreement, dated as of December 2, 2003, between the Company and Deutsche Bank Securities Inc.
  5.1     Opinion of Clifford Chance US LLP
 12.1     Statement of Computation of Ratio of Earnings to Fixed
          Charges
 23.2     Consent of Deloitte & Touche LLP (Relating to financial
          statements of LNR)
 23.3     Consent of Deloitte & Touche LLP (Relating to financial
          statements of LandSource Communities Development LLC)
 25.1     Statement of eligibility of Trustee
 99.5     Form of Letter of Transmittal
 99.6     Form of Notice of Guaranteed Delivery
 99.7     Form of Exchange Agent Agreement